Exhibit 99.1

World Health Energy Holdings, Inc. | 777 S Flagler Dr., Suite 800 | West Palm Beach, FL | 33401

JASON LURIETO BECOME CHIEF FINANCIAL OFFICER AS OF NOVEMBER 23

WEST PALM BEACH, FLORIDA, November 23, 2012 – World Health Energy Holdings, Inc. (WHEN: OTCQB) today announced that Jason Lurie will become the company’s new Chief Financial Officer. Interim CFO Liran Kosman had been with WHEN for the past year.

“We are pleased that Jason will become our new CFO,” said the company’s CEO, David Lieberman.

“He is a bright young man and will help us generate financial growth by promoting strategic partnerships and financial planning in order to get our technologies implemented to start realizing a profit.”

Jason said, “It is an honor to assume this important role and I’m looking forward to working with the management team, the board of directors, and our joint-venture partners to help bring inexpensive, clean, and renewable energy to the market at competitive rates.”

Mr. Lurie holds a BA in Economics from The University of Michigan at Ann Arbor. He has experience in many different fields including accounting, legal, claims, and sales at various insurance companies in the past including Fortune 100 company The Liberty Mutual Group. In 2004 Mr. Lurie co-founded a digital document-imaging company and served as the Vice President of Finance for two years. He served for two years in the Israeli Defense Forces as a sharp shooter in the Combat Engineers Corps.

Shareholders and interested investors who would like to be added to WHEN’s corporate e-mail list are encouraged to send an e-mail to info@worldhealthenergy.com for all future corporate press releases and industry updates.

World Health Energy Holdings, Inc. is a public commodity and energy tech company providing new innovative clean green energy and pioneering new food crops. Founded in, the firm is headquartered in Florida and also maintains an office in Jerusalem, Israel.